AGREEMENT OF MERGER

     This Agreement of Merger (the "Agreement of Merger") is dated as of January 16, 2007, by and among CRYOMETRIX, INC., a California corporation and wholly-owned subsidiary of Parent ("Surviving Corporation") and ALL TEMP ENGINEERING, INC., a California corporation ("Disappearing Corporation"). Surviving Corporation and Disappearing Corporation are collectively referred to herein as the "Constituent Corporations".

      A. Disappearing Corporation and Surviving Corporation, along with Reflect Scientific, Inc., a Utah corporation ("Parent"), have entered into that certain Agreement and Plan of Merger dated as of November 14, 2006 (the "Plan of Merger"), providing, among other things, for the execution and filing of this Agreement of Merger and the merger of the Disappearing Corporation with and into the Surviving Corporation (the "Merger") upon the terms and subject to the conditions set forth in the Plan of Merger and this Agreement of Merger; and

      B. The respective boards of directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations, and their respective shareholders, that the Disappearing Corporation be merged with and into Surviving Corporation; and

      C. The shareholders of Disappearing Corporation and Surviving Corporation have unanimously adopted and approved of the Plan of Merger.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I
                                 THE MERGER

     1.1 Surviving Corporation. Surviving Corporation is a California corporation organized on October 27, 2005, and has one (1) share of common stock outstanding.

      1.2 Disappearing Corporation. Disappearing Corporation is a California corporation organized on May 6, 1985, and has ten thousand (10,000) shares of common stock outstanding.

     1.3 Filing. This Agreement of Merger, together with the officers' certificates of each of the Constituent Corporations required by the General Corporation Law of the State of California (the "California Law"), shall be filed with the Secretary of State of the State of California at the time specified in the Plan of Merger.

     1.4 Effectiveness. The Merger shall become effective at the time this Agreement of Merger is filed with and accepted by the Secretary of State of the State of California (the "Effective Time").

     1.5 Merger. At the Effective Time, Disappearing Corporation shall be merged into Surviving Corporation and the separate corporate existence of Disappearing Corporation shall thereupon cease. Surviving Corporation shall be the surviving corporation in the Merger and the separate corporate existence of Surviving Corporation, with all of its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

     1.6 Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement of Merger or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

                                  ARTICLE II
                        CORPORATE GOVERNANCE MATTERS

     2.1 Articles. The Articles of Incorporation and Bylaws of Surviving Corporation shall not be amended or effected by the Merger.

                                  ARTICLE III
                             MERGER CONSIDERATION

      3.1 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of the Surviving Corporation and/or the Disappearing Corporation:

            (a) Each outstanding share of common stock of the Disappearing Corporation ("Disappearing Corporation Common Stock") issued and outstanding immediately prior to the Effective Time (except for common stock referred to in Section 3.1(c) hereof) will be converted into Two Hundred (200) shares of the common stock of Parent such that all outstanding shares of Disappearing Corporation Common Stock issued and outstanding immediately prior to the Effective Time (except for common stock referred to in Section 3.1(c) hereof) will be converted into an aggregate total of two million (2,000,000) shares of the common stock of Parent. No fractional shares shall be issued. As further consideration for the Merger, Parent shall pay to the shareholders of Disappearing Corporation a pro-rata running royalty of up to 5.0% of the gross annual revenues earned after Closing (the "Royalty") on the All Temp Engineering business segment that will be maintained as a separate division within the Surviving Corporation (the "Royalty Business Segment"). The Royalty shall be paid so long as Parent owns and operates the Royalty Business Segment and on revenues earned, providing it does not result in the Royalty Business Segment earnings, as measured by earnings before interest and taxes ("EBIT"), of less than 10%, and accordingly, such Royalty shall be paid in accordance with the following table:

                      E                     R
                  ------------------------------

                   Up to 10                 0
                      11                    1
                      12                    2
                      13                    3
                      14                    4
                      15                    5
                16 and higher               5


For purposes of the above table, "E" is the Royalty Business Segment's EBIT on a percentage of revenue basis; and "R" is the percent royalty to be paid to the shareholders of Disappearing Corporation based on revenues less any amounts paid in commissions and freight, i.e., actual revenues received for services and products. Fractional amounts shall be prorated accordingly using the formula R = E - 10, when E falls between 10 and 15. By way of example, if "E" is 12.36 percent of revenue the Royalty basis shall be 2.36 percent. The foregoing Royalty shall be paid quarterly within 45 days following the close of each quarter and assumes the Royalty Business Segment will be maintained separately within the Surviving Corporation ("Company Business Division") is profitable as represented by the shareholders of the Disappearing Corporation. If, within three (3) years of the Closing, the Company Business Division is transferred (by means of a sale of assets, merger, sale of stock or otherwise), the shareholders of Disappearing Corporation shall receive a cash payment of Six Hundred Thousand Dollars ($600,000.00) less any accumulated royalties payable under this agreement. However, no payment shall be made if the Company Business Division is terminated or liquidated due to non performance.

            (b) All stock options, warrants, convertible debt, other convertible securities or other rights to acquire shares of the Disappearing Corporation outstanding at the Effective Time, whether or not exercisable and whether or not vested, shall be cancelled.

            (c) Except as expressly set forth herein, each share of any other equity interest of the Disappearing Corporation (other than Disappearing Corporation Common Stock) will be canceled without payment of any consideration therefor and without any conversion thereof.

            (d) Each share of common stock of Surviving Corporation, ("Surviving Corporation Common Stock"), issued and outstanding immediately prior to the Effective Time, will remain outstanding as of the Effective Time and will not be effected by the Merger.

            (e) Each holder of shares of Disappearing Corporation Common Stock shall surrender their share certificate or certificates to the secretary of Surviving Corporation and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares into which their shares theretofore represented by a certificate or certificates so surrendered shall have been converted as aforesaid.

                                 ARTICLE IV
                        TERMINATION AND AMENDMENT

     4.1 Termination. Notwithstanding the approval of this Agreement of Merger by the shareholders of Disappearing Corporation and Surviving Corporation, this Agreement of Merger shall terminate forthwith in the event that the Plan of Merger shall be terminated as therein provided.

     4.2 Amendment. This Agreement of Merger may be amended by the parties hereto at any time before or after approval hereof by the shareholders of either Disappearing Corporation or Surviving Corporation, but, after any such approval, no amendment shall be made which without the further approval of such shareholders would (i) have a material adverse effect on the shareholders of either Disappearing Corporation or Surviving Corporation; (ii) change any of the principal terms of the Plan of Merger; or (iii) change any term of the Articles of Incorporation of the Surviving Corporation. This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto prior to the Effective Time.

                                  ARTICLE V
                                MISCELLANEOUS

     5.1 Headings. The underlined headings contained in this Agreement of Merger are for convenience of reference only, shall not be deemed to be a part of this Agreement of Merger and shall not be referred to in connection with the construction or interpretation of this Agreement of Merger.

     5.2 Counterparts. This Agreement of Merger may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     5.3 Governing Law. This Agreement of Merger shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

          5.4 Effectiveness. The effect of the Merger is as prescribed by law.


      IN WITNESS WHEREOF, the parties have executed this Agreement of Merger.

                                    SURVIVING CORPORATION:

                                    CRYOMETRIX, INC., a California corporation


                              By  /s/ Kim Boyce
                                  KIM BOYCE, President

                              By  /s/ Pamela Boyce
                                  PAMELA BOYCE, Secretary


                              DISAPPEARING CORPORATION:

                                    ALL TEMP ENGINEERING, INC.,
                                    a California corporation


                              By  /s/ Nicholas J. Henneman
                                    NICHOLAS J. HENNEMAN, President


                              By  /s/ John F. Dain
                                        JOHN F. DAIN, Chief Executive
                                        Officer and Secretary
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                           OFFICERS' CERTIFICATE


NICHOLAS J. HENNEMAN and JOHN F. DAIN and hereby certify that:

     1. NICHOLAS J. HENNEMAN is the President of ALL TEMP ENGINEERING, INC., a California corporation (the "Corporation"); John F. Dain is the Chief Executive Officer and the Secretary of the Corporation.

     2. The Agreement of Merger to which this Certificate is attached (the "Agreement of Merger") has been duly approved by the Board of Directors of the Corporation.

     3. The Corporation has one class of stock outstanding, designated "Common Stock," of which ten thousand (10,000) shares were outstanding and entitled to vote on the merger.

     4. The principal terms of the Agreement of Merger were approved by the unanimous vote of the shares of common stock outstanding which equaled or exceeded the vote required. The vote required was a majority of the outstanding shares of the Common Stock entitled to vote.

     Each of the undersigned declare under penalty of perjury that the matters set out in the foregoing Certificate are true of their own knowledge.
Executed at Los Gatos, California on January 2, 2007.

                                     /s/ Nicholas J. Henneman
                                   NICHOLAS J. HENNEMAN, President


                                  /s/ John F. Dain
                                    JOHN F. DAIN, Chief Executive
                                    Officer and Secretary

                             OFFICERS' CERTIFICATE

    Kim Boyce and Pamela Boyce hereby certify that:

     1. They are the President and Secretary, respectively, of CRYOMETRIX, INC., a California corporation (the "Corporation").

     2. The Agreement of Merger to which this Certificate is attached (the "Agreement of Merger") has been duly approved by the Board of Directors of the Corporation.

     3. The Corporation has one class of stock outstanding, designated "Common Stock," of which one (1) share was outstanding and entitled to vote on the merger.

     4. The principal terms of the Agreement of Merger were approved by the unanimous vote of the shares of common stock outstanding which equaled or exceeded the vote required. The vote required was a majority of the outstanding shares of the Common Stock entitled to vote.

     5. The vote of the shareholders of REFLECT SCIENTIFIC, INC., the parent of the Corporation which parent corporation is issuing equity securities to the shareholders of ALL TEMP ENGINEERING, INC. pursuant to the Agreement of Merger, was not required.

     Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his or her own knowledge. Executed at Orem, Utah on January 16, 2007.

                                               /s/ Kim Boyce
                                             KIM BOYCE, President


                                               /s/ Pamela Boyce
                                             PAMELA BOYCE, Secretary